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                                                                    EXHIBIT 1(S)

                             ARTICLES SUPPLEMENTARY

                                       OF

                          PACIFIC HORIZON FUNDS, INC.

                  PACIFIC HORIZON FUNDS, INC., a Maryland corporation having its principal office in the City of Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         Class Q Common Stock

                  FIRST: Pursuant to section 2-208 of the Maryland General Corporation Law, the Board of Directors of the Corporation has classified One Hundred Million (100,000,000) shares of authorized, unissued and unclassified capital stock of the Corporation (par value One Mill ($0.001) per share) as Class Q Common Stock (par value One Mill ($0.001) per share) pursuant to the following resolutions adopted at a regular meeting of the Board of Directors of the Corporation held on July 15, 1993:

                           RESOLVED, that pursuant to Article VI of the Articles of Restatement of the Corporation One Hundred Million (100,000,000) authorized, unissued and unclassified shares of capital stock of the Corporation (of the par value of One Mill ($0.001) per share and of the aggregate par value of One Hundred Thousand Dollars ($100,000) be, and hereby are, divided into and classified as a separate class of Common Stock to be known as Class Q Common Stock; and

                           FURTHER RESOLVED, that each share of such Class of Common Stock shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of

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         redemption that are set forth in the Charter of the Corporation with respect to its shares of capital stock.

         General

                  SECOND: The shares of capital stock of the Corporation classified pursuant to the resolutions set forth in Article FIRST of these Articles Supplementary have been classified by the Corporation's Board of Directors under the authority contained in the Charter of the Corporation.

                  IN WITNESS WHEREOF, PACIFIC HORIZON FUNDS, INC. has caused these presents to be signed in its name and on its behalf by an Executive Vice President and its corporate seal to be hereunto affixed and attested by its Assistant Secretary on this 12th day of November, 1993.

                                       PACIFIC HORIZON FUNDS, INC.

[SEAL]                                 By: /s/ William B. Blundin
                                           --------------------------
                                           William B. Blundin
                                           Executive Vice President

Attest:

/s/ James W. Bernaiche
-----------------------------
    James W. Bernaiche
    Assistant Secretary

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                                   CERTIFICATE

                  THE UNDERSIGNED, Executive Vice President of PACIFIC HORIZON FUNDS, INC., who executed on behalf of said Corporation the attached Articles Supplementary of said Corporation, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the attached Articles Supplementary to be the corporate act of said Corporation, and certifies that to the best of his knowledge, information and belief the matters and facts set forth in the attached Articles Supplementary with respect to authorization and approval are true in all material respects, under the penalties for perjury.

Dated:   November 12, 1993             /s/ William B. Blundin
                                       ------------------------------
                                       William B. Blundin
                                       Executive Vice President

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